Exhibit 3.2

BYE-LAWS

of

VISTAPRINT LIMITED

As amended through May 17, 2005

INTERPRETATION

1.	1.1	In these Bye-Laws unless the context otherwise requires –

“Bermuda” means the Islands of Bermuda;

“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

“Common Shares” means the Common Shares of par value US$0.00 1 each in the capital of the Company from time to time;

“Common Shareholder” means a holder of any Common Shares;

“the Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

“Company” means the company incorporated in Bermuda under the name of VistaPrint Limited on 19 April 2002;

“Director” means such person or persons as shall be appointed to the Board from time to time pursuant to Bye-Law 76;

“Indemnified Person” means any Director, Officer, Resident Representative, member of a committee duly constituted under Bye-Law 92 and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company, and his heirs, executors and administrators;

“Investor Rights Agreement” means the Second Amended and Restated Investor Rights Agreement, dated as of August 19, 2003 (as amended from time to time);

“Officer” means a person appointed by the Board pursuant to Bye-Law 102 of these Bye-Laws and shall not include an auditor of the Company;

“paid up” means paid up or credited as paid up;

“Preferred Shares” means the Series A Convertible Preference Shares of par value US$0.001 each in the capital of the Company and the Series B Convertible Preference Shares of par value US$0.001 each in the capital of the Company;

“Preferred Shareholder” means a holder of any Preferred Shares;

“Register” means the Register of Shareholders of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Resident Representative” means the individual (or, if permitted in accordance with the Companies Acts, the company) appointed to perform the duties of resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

“Resolution” means a resolution of the Shareholders or, where required, of a separate class or separate classes of Shareholders, adopted either in general meeting or by written resolution, in accordance with the provisions of these Bye-Laws;

“Schedule A” means Schedule A attached hereto setting forth the rights of the Preferred Shares of the Company.

“Seal” means the common sea! of the Company and includes any authorised duplicate thereof;

“Secretary” includes a temporary or assistant or deputy Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“share” means any Preferred Share or Common Share in the capital of the Company and includes a fraction of a share;

“Shareholder” means a shareholder or member of the Company provided that for the purposes of Bye-Laws 126-131 inclusive it shall also include any holder of notes, debentures or bonds issued by the Company;

“these Bye-Laws” means these Bye-Laws in their present form or as from time to time amended;

“USS” means the lawful currency of the United States of America; and

1.2	For the purposes of these Bye-Laws a corporation shall be deemed to be present in person if its representative duly authorised pursuant to the Companies Acts is present;

1.3	Words importing only the singular number include the plural number and vice versa;

1.4	Words importing only the masculine gender include the feminine and neuter genders respectively;

1.5	Words importing persons include companies or associations or bodies of persons, whether corporate or un-incorporate;

1.6	Reference to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form;

1.7	Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be); and

1.8	Schedule A forms part of these Bye-Laws.

REGISTERED OFFICE

2.	The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARE RIGHTS

3.	Subject to any special rights conferred on the holders of any share or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

4.	4.1	Subject to the Companies Acts, any preference shares may, with the sanction of a resolution of the Board, be issued on terms:

4.1.1	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

4.1.2	that they are liable to be redeemed at the option of the Company; and/or,

4.1.3	if authorised by the memorandum of association of the Company, that they are liable to be redeemed at the option of the holder.

4.2	The terms and manner of redemption of any redeemable preference shares of the Company shall be either:

4.2.1	as set out in these Bye-Laws; or

4.2.2	in the event that the Company in General Meeting may have so authorised, as the Directors or any committee thereof may by resolution determine before the allotment of such shares, such rights as approved by resolution to be incorporated in Schedule A to these Bye-Laws.

5.	The Board may, at its discretion and without the sanction of a Resolution authorise the purchase by the Company of its own shares upon such terms as the Board may in its discretion determine provided always that such purchase is effected in accordance with the provisions of the Companies Acts.

MODIFICATION OF RIGHTS

6.	Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the consent in writing of the holders of not less than a majority of the issued shares of that class or with the sanction of a Resolution passed at a separate general meeting of the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum shall be one or more persons holding or representing by proxy any of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him; provided, however, that any holder of Preferred Shares shall be entitled to the number of votes equal to the number of whole Common Shares into which the Preferred Shares held by such holder is then convertible, and that any holder of shares of the relevant class present in person or by proxy may demand a poll.

7.	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking senior to or pan passu therewith.

SHARES

8.	8.1	The authorized share capital of the Company is US$72,185.485 consisting of 48,176,970 common shares, par value US$0.001 per share, 11,000,000 Series A Convertible Preference Shares, par value US$0.001 per share and 13,008,515 Series B Convertible Preference Shares par value US$0.001 per share.

The Common Shares and Preferred Shares shall be separate classes of shares and shall have the respective powers, preferences, rights, qualifications, limitations and restrictions set out in these Bye-laws but shall rank pan passu in all other respects. The Preferred Shareholders and the Common Shareholders shall be entitled to receive notice of and attend general meetings of the Company. The Preferred Shareholders and Common Shareholders shall be entitled to vote at general meetings of the Company in accordance with Bye-Law 49 and Schedule A to these Bye-laws.

8.2	Common Shares

8.2.1 Voting Rights

The voting, dividend and liquidation rights of the holders of the Common Shares are subject to and qualified by the rights of the holders of the Preferred Shares of any series.

8.2.2 Voting

The holders of the Common Shares are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

The number of authorized Common Shares may be increased or decreased (but not below the number of shares thereof then outstanding) by Resolution of the holders of a majority of the votes cast by Preferred Shares and Common Shares of the Company entitled to vote, voting together as a single class.

8.2.3 Dividends

Dividends may be declared and paid on the Common Shares from funds lawfully available therefore as and when determined by the Board and subject to any preferential dividend rights of any then outstanding Preferred Shares.

8.2.4 Liquidation

Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Shares will be entitled to receive all assets of the Company available for distribution to its shareholders, subject to any preferential rights of any then outstanding Preferred Shares.

8.3	Preferred Shares

The special rights, privileges and restrictions relating to capital and income attached to the Preferred Shares are set out in Schedule A to these Bye-laws.

8.4	Subject to the provisions of these Bye-Laws and of the Investor Rights Agreement, the unissued shares of the Company from time to time will be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

9.	The Board may in connection with the issue of any shares exercise all powers of paying commission and brokerage conferred or permitted by law.

10.	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws, or by law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

CERTIFICATES

11.	The preparation, issue and delivery of certificates shall be governed by the Companies Acts. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

12.	If a share certificate is defaced, lost or destroyed it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

13.	All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be issued under the Seal. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons.

LIEN

14.	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

15.	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

16.	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale the Board may authorise some person to transfer the share sold to the purchaser thereof The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

CALLS ON SHARES

17.	The Board may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

18.	A call may be made payable by instalments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

19.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

20.	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

21.	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of nonpayment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

22.	The Board may on the issue of shares differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

FORFEITURE OF SHARES

23.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or installment remains unpaid serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

24.	The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or installment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

25.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or instalments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

26.	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share; but no forfeiture shall be in any manner invalidated by any omission on neglect to give such notice as aforesaid.

27.	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

28.	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all moneys which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited:

29.	An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

30.	The Secretary shall establish and maintain the Register at the Registered Office in the manner prescribed by the Companies Acts. Unless the Board otherwise determines, the Register shall be open to inspection in the manner prescribed by the Companies Acts between 10.00 a.m. and 12.00 noon on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 10.

REGISTER OF DIRECTORS AND OFFICERS

31.	The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day.

TRANSFER OF SHARES

32.	Subject to the Companies Acts and to such of the restrictions contained in these Bye-Laws as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form which the Board may approve. No such instrument shall be required on the redemption of a share or on the purchase by the Company of a share.

33.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:

33.1	the instrument of transfer is duly stamped and lodged with the Company, accompanied by the certificate for the shares to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

33.2	the instrument of transfer is in respect of only one class of share,

33.3	where applicable, the permission of the Bermuda Monetary Authority withrespect thereto has been obtained.

Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law and Bye-Laws 32 and 34.

34.	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

35.	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share.

TRANSMISSION OF SHARES

36.	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was ajoint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law.

37.	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable Jaw may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

38.	A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other moneys payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty days, the Board may thereafter withhold payment of all dividends and other moneys payable in respect of the shares until the requirements of the notice have been complied with.

39.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-Laws 36, 37 and 38.

INCREASE OF CAPITAL

40.	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

41.	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

42.	The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

43.	The Company may from time to time by Resolution:

43.1	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

43.2	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

43.3	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

43.4	make provision for the issue and allotment of shares which do not carry any voting rights;

43.5	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

43.6	change the currency denomination of its share capital.

Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

44.	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

REDUCTION OF CAPITAL

45.

Subject to the Companies Acts, its memorandum of association and any confirmation or consent required by law or these Bye-Laws, the Company may from time to time (a) reduce its issued share capital pursuant to a redemption request, as set forth in Section 6 of Schedule A, or pursuant to a share repurchase, or (b) e by Resolution, authorise the reduction of its issued share capital or any share premium account in any manner pursuant to section 46 of the Companies Act 1981.

46.	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS AND WRITTEN RESOLUTIONS

47.	The Board shall convene and the Company shall hold general meetings as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when required by the Companies Acts, convene general meetings other than Annual General Meetings which shall be called Special General Meetings.

48.	48.1	Except in the case of the removal of auditors or Directors, anything which may be done by Resolution in general meeting may, without a meeting and without any previous notice being required, be done by Resolution in writing, signed by all of the Shareholders or any class thereof or their proxies, or in the case of a Shareholder that is a corporation (whether or not a company within the meaning of the Companies Acts) on behalf of such Shareholder, being all of the Shareholders of the Company or any class thereof who at the date of the Resolution in writing would be entitled to attend a meeting and vote on the Resolution. Such Resolution in writing may be signed in as many counterparts as may be necessary.

48.2	For the purposes of this Bye-Law, the date of the Resolution in writing is the date when the Resolution is signed by, or on behalf of, the last requisite Shareholder to sign and any reference in any enactment to the date of passing of a Resolution is, in relation to a Resolution in writing made in accordance with this section, a reference to such date.

48.3	A Resolution in writing made in accordance with this Bye-Law is as valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of Shareholders of the Company, as the case may be. A Resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Companies Acts and these Bye-Laws.

NOTICE OF GENERAL MEETINGS

49.	An Annual General Meeting shall be called by not less than five (5) days notice in writing and a Special General Meeting shall be called by not less than five (5) days notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by Bye-Laws 122 and 123 to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and every Director and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed:

49.1	in the case of a meeting called as an Annual General Meeting, by all the Shareholders entitled to attend and vote thereat;

49.2	in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five (95) percent in nominal value of the shares giving that right.

50.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

51.	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with Bye-Law 122 upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with Bye-Law 49.

PROCEEDINGS AT GENERAL MEETINGS

52.	No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman which shall not be treated as part of the business of the meeting. Save as otherwise provided by these Bye-Laws, at least one Shareholder present in person or by proxy and entitled to vote shall be a quorum for all purposes.

53.	If within five minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine and at such adjourned meeting one Shareholder present in person or by proxy and entitled to vote shall be a quorum. The Company shall give not less than five (5) days notice of any meeting adjourned through want of a quorum and such notice shall state that the one Shareholder present in person or by proxy (whatever the number of shares held by them) and entitled to vote shall be a quorum.

54.	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by web or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously, and instantaneously and participation in such a meeting shall constitute presence in person at such meeting.

55.	Each Director, and upon giving the notice referred to in Bye-Law 49 above, the Resident Representative, if any, shall be entitled to attend and speak at any general meeting of the Company.

56.	The Chairman (if any) of the Board or, in his absence, the President shall preside as chairman at every general meeting. If there is no such Chairman or President, or if at any meeting neither the Chairman nor the President is present within five minutes after the time appointed for holding the meeting, or if neither of them is willing to act as chairman, the Directors present shall choose one of their number to act or if one Director only is present he shall preside as chairman if willing to act. If no Director is present, or if each of the Directors present declines to take the chair, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

57.	The chairman of the meeting may, with the consent by Resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three (3) months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

58.	Save where a greater majority is required by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

59.	At any general meeting, a Resolution put to the vote of the meeting shall be decided on a show of hands or a call for verbal or electronic expressions of “for” or “against”; unless (before or on the declaration of the result of the show of hands or call for verbal expression or electronic expressions of “for” or “against” on the withdrawal of any other demand for a poll) a poll is demanded by:

59.1	the chairman of the meeting; or

59.2	at least three Shareholders present in person or represented by proxy; or

59.3	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth of the total voting rights of all the Shareholders having the right to vote at such meeting; or

59.4	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all such shares conferring such right.

The demand for a poll may be withdrawn by the person or any of the persons making it at any time prior to the declaration of the result. Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a Resolution has, on a show of hands or call for verbal expression or electronic expressions of “for” or “against”, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such Resolution.

60.	If a poll is duly demanded, the result of the poll shall be deemed to be the Resolution of the meeting at which the poll is demanded.

61.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time later in the meeting as the chairman shall direct.

62.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

63.	On a poll, votes may be cast either personally or by proxy.

64.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

65.	In the case of an equality of votes at a general meeting, whether on a show of hands or call for verbal expression or electronic expressions of “for” or “against” or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the Resolution shall fail.

66.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

67.	A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or call for verbal expression or electronic expressions of “for” or “against” or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

68.	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

69.	If:

69.1	any objection shall be raised to the qualification of any voter; or,

69.2	any votes have been counted which ought not to have been counted or which might have been rejected; or,

69.3	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any Resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any Resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

70.	The instrument appointing a proxy shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation, either under its seal or executed by an officer, attorney or other person authorised to sign the same.

71.	Any Shareholder may appoint a proxy or (if a corporation) representative for a specific general meeting, and adjoumments thereof, or may appoint a standing proxy or (if a corporation) representative, by serving on the Company, in accordance with the manner provided for in Bye-Law 122 at the Registered Office or at such place or places as the Board may otherwise specify for the purpose a proxy or (if a corporation) an authorisation. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or, Resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office, or such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

72.

Subject to Bye-Law 71, the instrument appointing a proxy together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written Resolution, in any document sent therewith) prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written Resolution, prior to the effective date of the written Resolution and in default the instrument of proxy shall not be treated as valid.

73.	Instruments of proxy shall be in any common form (including, without limitation, in section 3 (a) of Article II of the Investor Rights Agreement) or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written Resolution forms of instruments of proxy for use at that meeting or in connection with that written Resolution. The instrument of proxy shall be deemed to confer authority to demand or join in demanding a poll and to vote on any amendment of a written Resolution or amendment of a Resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy shall unless the contrary is stated therein be valid as well for any adjournment of the meeting as for the meeting to which it relates. Any instrument of proxy expressed to be irrevocable shall be irrevocable in accordance with its terms.

74.	A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or of the authority under which it was executed, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy in the notice convening the meeting or other documents sent therewith) one hour at least before the commencement of the meeting or adjourned meeting, or the taking of the poll, or the day before the effective date of any written Resolution at which the instrument of proxy is used.

75.	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend and vote on behalf of any Shareholder at general meetings or to sign written Resolutions.

APPOINTMENT AND REMOVAL OF DIRECTORS

76.	Subject to Schedule A and the Investor Rights Agreement, the number of Directors shall be not less than two (2) and not more than thirteen (13) or such numbers in excess thereof as the Company by Resolution may from time to time determine and, subject to the Companies Acts and these Bye-Laws, the Directors shall be elected or appointed by shareholders and shall serve for such term as the Company by Resolution may determine, or in the absence of such determination, until the termination of the next Annual General Meeting following their appointment. All Directors, upon election or appointment (except upon election at an Annual General Meeting), must provide written acceptance of their appointment, in such form as the Board may think fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

77.	The Company may by Resolution increase the maximum number of Directors. Any one or more vacancies in the Board not filled by the Shareholders at any General Meeting of the Shareholders, shall be deemed casual vacancies for the purposes of these Bye-Laws. Without prejudice to the power of the Company by Resolution in pursuance of any of the provisions of these Bye-Laws to appoint any person to be a Director, the Board, so long as a quorum of Directors remains in office, shall have power at any time and from time to time to appoint any individual to be a Director so as to fill a casual vacancy.

78.	The Company may in a Special General Meeting called for that purpose remove a Director provided notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before the meeting and he shall be entitled to be heard at that meeting. Any vacancy created by the removal of a Director at a Special General Meeting may be filled at the meeting by the election of another Director in his place or, in the absence of any such election, by the Board.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

79.	The office of a Director shall be vacated upon the happening of any of the following events:

79.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

79.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

79.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

79.4	if he is prohibited by law from being a Director;

79.5	if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these Bye-Laws.

ALTERNATE DIRECTORS

80.	A Director may appoint and remove his own Alternate Director. Any appointment or removal of an Alternate Director by a Director shall be effected by depositing a notice of appointment or removal with the Secretary at the Registered Office, signed by such Director, and such appointment or removal shall become effective on the date of receipt by the Secretary. Any Alternate Director may be removed by resolution of the Board. Subject as aforesaid, the office of Alternate Director shall continue until the next annual election of Directors or, if earlier, the date on which the relevant Director ceases to be a Director. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

81.	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

82.	Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES

83.	The amount, if any, of Directors’ fees (including share options or other non-cash remuneration) shall from time to time be determined by the Company by Resolution or in the absence of such a determination, by the Board. Unless otherwise determined to the contrary, such fees shall be deemed to accrue from day to day. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, share options, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

DIRECTORS’ INTERESTS

84.	84.1	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, share options, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for by or pursuant to any other Bye-Law.

	84.2	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

	84.3	Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

	84.4	So long as, where it is necessary, he declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

	84.5	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

85.	Subject to the provisions of the Companies Acts and these Bye-Laws the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

86.	The Board may exercise all the powers of the Company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company and to issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other persons.

87.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

88.	The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

89.	The Board may from time to time appoint one or more of its body to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

DELEGATION OF THE BOARD’S POWERS

90.	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised under the Seal, execute any deed or instrument under the personal seal of such attorney, with the same effect as the affixation of the Seal.

91.	The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 92, other individual any of the powers exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, and may from time to time revoke or vary all or any of such powers but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

92.	The Board may delegate any of its powers, authorities and discretions to committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

PROCEEDINGS OF THE BOARD

93.	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

94.	Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to him personally or by word of mouth or sent to him by post, cable, telex, telecopier, email or other mode of representing or reproducing words in a legible and non-transitory form at his last known address or any other address given by him to the Company for this purpose and the provisions of Bye-Law 122 shall apply to any notice so given as to the deemed date of service of such notice. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

95.	95.1	The quorum necessary for the transaction of the business of the Board may be fixed by the Board and, unless so fixed at any other number, shall be a majority of the Directors then holding office. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

	95.2	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is ~o interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present.

	95.3	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice, to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

96.	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

97.	The Chairman (or President) or, in his absence, the Deputy Chairman (or Vice-President), shall preside as chairman at every meeting of the Board. If at any meeting the Chairman or Deputy Chairman (or the President or Vice-President) is not present within five minutes after the time appointed for holding the meeting, or is not willing to act as chairman, the Directors present may choose one of their number to be chairman of the meeting.

98.	The meetings and proceedings of any committee consisting of two or more members shall be governed by the provisions contained in these Bye-Laws for regulating the meetings and proceedings of the Board so far as the same are applicable and are not superseded by any regulations imposed by the Board.

99.	A resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board (or by an Alternate Director, as provided for in Bye-Law 82) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

100.	A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by web or video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

101.	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee, shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS

102.	The Officers of the Company must include either a President and a Vice-President, or a Chairman and a Deputy Chairman who must be Directors and shall be elected by the Board as soon as possible after the statutory meeting and each Annual General Meeting. In addition, the Board may appoint any person whether or not he is a Director to hold such office as the Board may from time to time determine. Any person elected or appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

MINUTES

103.	The Board shall cause minutes to be made and books kept for the purpose of recording -

103.1	all appointments of Officers made by the Board;

103.2	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee;

103.3	of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders;

103.4	of all proceedings of its managers (if any).

Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 120 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

104.	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

105.	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

106.	106.1	The Seal shall consist of a circular metal device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof. Should the Seal not have been received at the Registered Office in such form at the date of adoption of this Bye-Law then, pending such receipt, any document requiring to be sealed with the Seal shall be sealed by affixing a red wafer seal to the document with the name of the Company, and the country and year of incorporation type written across the centre thereof.

	106.2	The Board may authorise the production of one or more duplicate seals.

	106.3	The Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be signed by either two Directors, or by the Secretary and one Director, or by the Secretary, or by one of the Directors or by any one person whether or not a Director or Officer, who has been authorised either generally or specifically to affirm the use of a Seal; provided that the Secretary or a Director may affix a Seal over his signature alone to authenticate copies of these Bye-Laws, the minutes of any meeting or any other documents requiring authentication

DIVIDENDS AND OTHER PAYMENTS

107.	The Board may from time to time declare dividends, or distributions out of contributed surplus, to be paid to the Shareholders according to their rights and interests including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 115, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

108.	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

108.1	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

108.2	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

109.	The Board may deduct from any dividend, distribution or other moneys payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

110.	No dividend, distribution or other moneys payable by the Company on or in respect of any share shall bear interest against the Company.

111.

Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two or more joint holders may give effectual receipts for any dividends, distributions or other moneys payable or property distributable in respect of the shares held by such joint holders.

112.	Any dividend or distribution out of contributed surplus unclaimed for a period of six years (6) from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

113.	The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

RESERVES

114.	The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALIZATION OF PROFITS

115.	The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid.

116.	Where any difficulty arises in regard to any distribution under the last preceding Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

117.	Notwithstanding any other provisions of these Bye-Laws, the Company may by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of general meetings. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

ACCOUNTING RECORDS

118.	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

119.	The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors: PROVIDED that if the records of account are kept at some place outside Bermuda, them shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

120.	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

121.	Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

122.	Any notice or other document (including a share certificate) may be served on or delivered to any Shareholder by the Company either personally or by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by sending it by courier service to such registered address or by sending it by email to an address supplied by such Shareholder for the purposes of receipt of notice or documents in electronic form or by delivering it to or leaving it at such address as appears in the Register for such Shareholder. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document if sent by post shall be deemed to have been served or delivered forty-eight (48) hours after it was put in the post, and when sent by courier, twenty-four (24) hours after sending or, when sent by email, twelve (12) hours after sending and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and either stamped and put in the post, sent by courier or sent by email, as the case may be.

123.	Any notice of a general meeting of the Company shall be deemed to be duly given to a Shareholder, or other person entitled to it, if it is sent to him by courier, cable, telex, telecopier, email or other mode of representing or reproducing words in a legible and non-transitory form at his address as appearing in the Register or any other address given by him to the Company for this purpose. Any such notice shall be deemed to have been served twenty-four (24) hours after its despatch, when sent by courier, cable, telex or telecopier and twelve (12) hours after its dispatch when sent by email.

124.	Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

WINDING UP

125.	If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY

126.	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election PROVIDED ALWAYS that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

127.	No Indemnified Person shall be liable for the acts, defaults or omissions of any other Indemnified Person.

128.	Every Indemnified Person shall be indemnified out of the funds of the Company against all liabilities incurred by him or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgement is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

129.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

130.	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company PROVIDED HOWEVER that such waiver shall not apply to any claims or rights of action arising out of the fraud or dishonesty of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

131.

Subject to the Companies Acts, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to Bye-Laws 126 and 128 may be paid by the Company in advance of the final disposition of such action or proceeding upon the adoption of a resolution by the Board to make such an advance and the receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to Bye-Laws 126 and 128.

Each Shareholder of the Company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law 131 are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

AMALGAMATION

132.	Any Resolution proposed for consideration at any general meeting to approve the amalgamation of the Company with any other company, wherever incorporated, shall require the approval of a simple majority of votes cast at such meeting and the quorum for such meeting shall be that required in Bye-Law 52 and a poll may be demanded in respect of such Resolution in accordance with the provisions of Bye-Law 59.

CONTINUATION

133.	Subject to the Companies Acts, the Board may approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Board, having resolved to approve the discontinuation of the Company, may further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as it sees fit.

ALTERATION OF BYE-LAWS

134.	These Bye-Laws may be amended from time to time by resolution of the Board, but subject to approval by Resolution.

INVESTOR RIGHTS AGREEMENT

135.	Without prejudice to any other provision of these Bye-Laws or the Companies Acts, the Company will not, for so long as that section of the Investor Rights Agreement remains in effect, exercise any statutory power of the Company listed in Section 6 of Article V of the Investor Rights Agreement unless such exercise has been approved by a resolution of the holders of the Series B Convertible Preference Shares in favour of which the holders of not less than a majority of the then outstanding Series B Convertible Preference Shares.

Schedule A

VISTAPRINT LIMITED

TERMS OF THE

SERIES A CONVERTIBLE PREFERENCE SHARES,

PAR VALUE US$0.001 PER SHARE AND

SERIES B CONVERTIBLE PREFERENCE SHARES,

PAR VALUE US$0.001 PER SHARE

Of the twenty-four million eight thousand five hundred fifteen (24,008,515) shares of the authorized Preference Shares of the Company, eleven million (11,000,000) such shares are hereby designated “Series A Convertible Preference Shares” (the “Series A Preferred Shares”), and thirteen million eight thousand five hundred fifteen (13,008,515) such shares are hereby designated “Series B Convertible Preference Shares” (the “Series B Preferred Shares”). The Series A Preferred Shares and the Series B Preferred Shares are sometimes collectively referred to as the “Series Preferred Shares”. The Series Preferred Shares have the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

1. Dividends.

(a) In addition to the dividends paid to the holders of Series B Preferred Shares pursuant to Subsection 1(e), from and after the date of the first issuance of any Series B Preferred Shares (the “Original Issue Date”), the holders of Series B Preferred Shares shall be entitled to receive, out of funds legally available therefor and before any dividends are paid on the Common Shares (other than a dividend to be satisfied solely in Common Shares) or the Series A Preferred Shares, when and if declared by the Board, or as provided in Section 6 hereof, cumulative dividends at the rate per annum of US$0.3288 per share (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of Series B Preferred Shares in issue) on each issued Series B Preferred Share (the “Accruing Dividends”). Accruing Dividends shall accrue on each Series B Preferred Share then issued from day to day beginning on the date such Series B Preferred Share was issued by the Company, whether or not earned or declared.

(b) The Company shall not declare or pay any dividends or other distributions on Common Shares (other than a dividend to be satisfied solely in Common Shares) or Series A Preferred Shares until the holders of the Series B Preferred Shares then in issue shall have first received, or simultaneously receive, all Accruing Dividends unpaid thereon.

(c) Subject to the provisions of Subsection 1(b), the Company shall not declare or pay any dividends or other distributions on Common Shares (other than a dividend to be satisfied solely in Common Shares) until the holders of the Series A Preferred Shares then in issue shall have first received, or simultaneously receive, a cash dividend or other distribution on each Series A Preferred Share then in issue in an amount at least equal to the product of (i) the per share amount, if any, of the dividends or other distributions to be declared, paid or set aside for the Common Shares, multiplied by (ii) the number of whole Common Shares into which such Series A Preferred Share is convertible as of the record date for such dividend or distribution.

(d) Subject to the provisions of Subsection 1(b) and 1(c), the Company may, in any year, declare and pay or set aside a cash dividend or other distribution on (i) each Common Share then in issue in the amount of the Catch-Up Dividend (as defined below), and (ii) each Series A Preferred Share then in issue in the amount obtained by multiplying the Catch-Up Dividend by the number of Common Shares (including for this purpose fractions of a share) deliverable upon conversion of a Series A Preferred Share pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of Series A Preferred Shares entitled to receive such dividends or other distribution. The “Catch-Up Dividend” shall mean a non-cumulative dividend accruing at the rate per annum of the amount per share obtained by dividing (x) US$0.3288 (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of Series B Preferred Shares in issue) by (y) the number of Common Shares (including for this purpose fractions of a share) deliverable upon conversion of a Series B Preferred Share pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of Series A Preferred Shares or Common Shares, as the case may be, entitled to receive such dividend.

(e) The Company shall not pay any cash dividend or other distribution, other than Accruing Dividends, in excess of any amounts paid or set aside pursuant to Subsection 1(c) or 1(d) without the approval of the holders of at least a majority of the Series B Preferred Shares then in issue. Except as provided in Section 2 hereof or as approved by the Board, including at a majority of the members of the Board who are not the designees of either the holders of the Series A Preferred Shares or the Series B Preferred Shares, any dividend under this Subsection 1(e) shall be paid on all Common Shares and Series Preferred Shares then in issue on a pro rata basis, taking into account for these purposes the number of Common Shares issuable upon conversion of the Series Preferred Shares pursuant to the provisions of Section 4 hereof as of the record date for the determination of holders of Series Preferred Shares entitled to receive such dividends or other distribution.

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Amalgamations, Consolidations and Asset Sales.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Shares then in issue shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any other class or series of shares of the Company ranking on liquidation senior to the Series B Preferred Shares, but before any payment shall be made to the holders of the Series A Preferred Shares, Common Shares or any other class or series of shares ranking on liquidation junior to the Series B Preferred Shares, an amount equal to US$4.11 per share (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of issued Series B Preferred Shares), plus any dividends declared from time to time by the Board but unpaid on such shares. If upon any such liquidation, dissolution or winding up of the Company the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series B Preferred Shares the full amount to which they shall be entitled under this Subsection 2(a), the holders of Series B Preferred Shares and any class or series of shares ranking on liquidation on a parity with the Series B Preferred Shares shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts that would otherwise be payable in respect of such shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Shares then in issue shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Series B Preferred Shares pursuant to Subsection 2(a) above and any other class or series of shares of the Company ranking on liquidation senior to the Series A Preferred Shares, but before any payment shall be made to the holders of Common Shares or any other class or series of shares ranking on liquidation junior to the Series A Preferred Shares, an amount equal to US$1.43 per share (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of issued Series A Preferred Shares), plus any dividends declared from time to time by the Board but unpaid on such shares. If upon any such liquidation, dissolution or winding up of the Company, and subject to the provisions of Subsection 2(a), the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of Series A Preferred Shares the full amount to which they shall be entitled, the holders of Series A Preferred Shares and any class or series of shares ranking on liquidation on a parity with the Series A Preferred shares shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of such shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The foregoing shall not be construed to restrict in any way the right of each holder of Series A Preferred Shares to voluntarily and at each such holder’s sole discretion convert any or all of such shares into Common Shares pursuant to and in accordance with the provisions of Subsection 4(a) at any time immediately prior to any such liquidation, dissolution or winding up of the Company and, as a holder of Common Shares, be entitled thereafter to receive any assets and funds of the Company distributable to holders of Common Shares pursuant to Subsection 2(c).

(c) After the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Shares in accordance with Subsection 2(a) and the Series A Preferred Shares and any other class or series of shares of the Company ranking on liquidation on a parity with the Series A Preferred Shares in accordance with Subsection 2(b), upon the dissolution, liquidation or winding up of the Company, the holders of Series B Preferred Shares and Common Shares then in issue (for purposes of this Section 2(c) ranking equally) shall be entitled to receive the remaining assets and funds of the Company available for distribution to its shareholders, pro rata based on the number of Common Shares held by each holder of Common Shares, or in the case of the Series B Preferred Shares, based upon the number of Common Shares into which such Series B Preferred Shares are then convertible; provided however, that after aggregate distributions have been made pursuant to this Section 2 with respect to the Series B Preferred Shares (including those distributions made pursuant to Subsection 2(a)) in an amount equal to US$16.44 per Series B Preferred Share (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of issued Series B Preferred Shares), all further distributions made pursuant to this Subsection 2(c) shall be made solely to the holders of Common Shares.

(d) Any (i) consolidation, amalgamation or merger of the Company into or with any other entity or entities (except a consolidation, amalgamation or merger with or into a subsidiary of the Company or a consolidation, amalgamation or merger in which either (A) the Company’s voting shares in issue immediately prior to such transaction continue to represent a majority by voting power of the voting shares in issue immediately following the transaction on a fully-diluted basis or (B) the shares issued in exchange for the Company’s voting shares in issue immediately prior to such transaction represent a majority by voting power of the voting shares of the continuing entity immediately following the transaction on a fully-diluted basis); or (ii) sale of all or substantially all the assets of the Company, whether by sale, transfer, license or otherwise; or (iii) acquisition by any person or entity, or group of related persons and/or entities, in a single transaction or a series of related transactions, of shares representing a majority by voting power of the voting shares of the Company, shall be treated for purposes of distribution of assets as if it were a liquidation of the Company for purposes of this Section 2 (unless the holders of at least a majority of the Series B Preferred Shares then in issue, voting as a separate class, elect not to treat such amalgamation, merger, consolidation, sale or acquisition as a liquidation) and the agreement or plan of amalgamation, merger or consolidation with respect to such amalgamation, merger, consolidation, sale or acquisition shall provide that the consideration payable to the shareholders of the Company (in the case of an amalgamation, merger, consolidation or acquisition), or consideration payable to the Company, together with all other available assets of the Company (in the case of an asset sale), shall be distributed to the holders of capital shares of the Company in accordance with Subsections 2(a), 2(b) and 2(c) above. The amount deemed distributed to the holders of Series Preferred Shares upon any such amalgamation, merger, consolidation, sale or acquisition shall be the cash or the value of the property, rights or securities distributed to such holders by the Company or the acquiring person or entity. The value of such property, rights or other securities shall be determined in good faith by the Board.

3. Voting.

(a) Each holder of issued Series Preferred Shares shall be entitled to the number of votes equal to the number of whole Common Shares into which the Series Preferred Shares held by such holder is then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of the shareholders of the Company (and written resolutions of shareholders in lieu of meetings) with respect to any and all matters presented to the shareholders of the Company for their action or consideration. Except as provided herein with respect to the Series Preferred Shares, by the provisions of the Investor Rights Agreement, or by the provisions establishing any other series of Preference Shares, holders of Series Preferred Shares and of any other class of Preference Shares then in issue shall vote together with the holders of Common Shares as a single class.

(b) Subject to the provisions of Section 5 and Section 6, the number of authorized Series A Preferred Shares may not be increased or decreased without the affirmative vote of the holders of a majority of the Common Shares,

Series A Preferred Shares and all other classes or series of shares of the Company then in issue entitled to vote thereon, voting as a single class, subject to the Companies Act 1981.

(c) Subject to the provisions of Section 5 and Section 6, the number of authorized Series B Preferred Shares may not be increased or decreased without the affirmative vote of the holders of a majority of the Series B Preferred Shares then in issue, voting as a separate class.

4. Optional Conversion. The holders of the Series Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. (i) Each fully-paid Series A Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid Common Shares as is determined by dividing US$1.30 by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be US$1.30. Such initial Series A Conversion Price, and the rate at which Series A Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided herein.

(ii) Each fully-paid Series B Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid Common Shares as is determined by dividing US$4.11 by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be US$4.11. Such initial Series B Conversion Price, and the rate at which Series B Preferred Shares may be converted into Common Shares, shall be subject to adjustment as provided herein. The Series A Conversion Price and the Series B Conversion Price are sometimes collectively referred to herein as the “Conversion Price”.

(iii) In the event a notice of request for redemption is provided to the Company for any Series Preferred Shares pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the first full day preceding the date fixed for redemption, unless the redemption price is not paid in full on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Company, the Conversion Rights shall terminate at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series Preferred Shares. In the event of redemption or liquidation, the Company shall provide to each holder of Series Preferred Shares, at least 15 days prior to the termination of the Conversion Right, notice of such redemption or event of liquidation which notice shall include the full amounts that will be distributable on such liquidation or redemption, as the case may be.

(b) Fractional Shares. No fractional Common Shares shall be deliverable upon conversion of the Series Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective applicable Conversion Price.

(c) Mechanics of Conversion.

(i) In order for a holder of Series Preferred Shares to convert Series Preferred Shares into Common Shares, such holder shall surrender the certificate or certificates for such Series Preferred Shares at the registered office of the Company, together with written notice that such holder elects to convert all or any number of Series Preferred Shares represented by such certificate or certificates into Common Shares. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Common Shares resulting from conversion to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the Company shall be the conversion date (“Conversion Date”), and the Common Shares deliverable upon conversion of the shares represented by such certificates shall be registered in the register of shareholders of the Company as of such date. The Company shall, as soon as practicable after the

Conversion Date, issue and deliver at such office to such holder of Series Preferred Shares, or to his or its nominees, a certificate or certificates for the number of Common Shares to which such holder shall be entitled, together with cash in lieu of any fraction of a share. The aggregate amount of share capital and share premium credited as paid upon any Common Shares resulting from conversion will be equal to the aggregate amount of share capital and share premium paid upon the issuance of the Series Preferred Shares converted, and each Common Share resulting from such conversion shall be deemed paid up as to at least its par value upon issuance.

(ii) The Company shall at all times when Series Preferred Shares shall be in issue, reserve and keep available out of its authorized but unissued share capital, for the purpose of effecting the conversion of the Series Preferred Shares, such number of its duly authorized Common Shares as shall from time to time be sufficient to effect the conversion of all Series Preferred Shares then in issue. Before taking any action that would cause an adjustment reducing the applicable Conversion Price of a class of Series Preferred Shares below the then par value of the Common Shares issuable upon conversion of such class of Series Preferred Shares, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid Common Shares at such adjusted applicable Conversion Price.

(iii) Upon any such conversion, no adjustment to the applicable Conversion Price of any such class of Series Preferred Shares so converted shall be made for any declared but unpaid dividends on such class of Series Preferred Shares surrendered for conversion or the Common Shares delivered upon conversion.

(iv) All Series Preferred Shares which shall have been surrendered for conversion as herein provided shall no longer be in issue and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive Common Shares in exchange therefor and payment of any dividends declared but unpaid thereon. Any Series Preferred Shares so converted shall be retired and cancelled and shall not be reissued, and the Company (without the need for shareholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series Preferred Shares accordingly.

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any delivery of Common Shares upon conversion of Series Preferred Shares pursuant to this Section 4. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the delivery of Common Shares in a name other than that in which the Series Preferred Shares so converted were registered, and no such delivery shall be made unless and until the person or entity requesting such delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(vi) Any conversion of Series Preferred Shares may be effected by way of variation of rights, share repurchase and issue, bonus issue, share consolidation, share subdivision and/or any other manner permitted by law.

(d) Adjustment to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Subsection 4(d), the following definitions shall apply:

(A) “Additional Common Shares” shall mean all Common Shares issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Company after the Original Issue Date, other than:

(I)	Common Shares issued or issuable upon conversion of any Convertible Securities (as defined below) in issue on the Original Issue Date, or upon exercise of any Options (as defined below) in issue on the Original Issue Date;

(II)	Common Shares issued or issuable as a dividend or other distribution on Series Preferred Shares in which holders of the Series B Preferred Shares participate pro rata on an as-converted basis;

(III)	Common Shares issued or issuable by reason or as a result of a dividend, shares split, share consolidation or other distribution on Common Shares that is covered by Subsection 4(e) or 4(f) below;

(IV)	up to (a) 3,500,000 Common Shares (or options or warrants to acquire such shares) issued or issuable to employees or directors of, or consultants to, the Company or any of its subsidiaries and affiliates pursuant to the Company’s Amended and Restated 2000-2002 Option Plan (the “Option Plan”) plus (b) such additional number of Common Shares (or options or warrants to acquire such Common Shares) issued or issuable to employees or directors of, or consultants to, the Company pursuant to a plan or plans, or an increase in the number of Common Shares issuable pursuant to the Option Plan, in each case under this clause (b) as may be adopted by the Board and approved by at least one Director designated by holders of the Series B Preferred Shares; and

(V)	Common Shares issued or issuable in connection with any acquisition of stock or other ownership interest in, or assets of, any other entity pursuant to a plan, agreement or other arrangement adopted by the Board and approved by at least one Director designated by holders of the Series B Preferred Shares.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

(C) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

(ii) No Adjustment of Conversion Price. No adjustment in the number of Common Shares into which a class of Series Preferred Shares is convertible shall be made by adjustment in the applicable Conversion Price thereof, (a) unless the consideration per share (determined pursuant to Subsection 4(d)(v)) for any Additional Common Shares issued or deemed to be issued by the Company is less than the applicable Conversion Price for such class of Series Preferred Shares in effect on the date of, and immediately prior to, the issue of such Additional Common Shares, or (b) if prior to such issuance, the Company receives written notice from the holders of more than 50% of the shares of such class of Series Preferred Shares then in issue agreeing that no such adjustment shall be made as the result of the issuance of such Additional Common Shares.

(iii) Issue of Securities Deemed Issue of Additional Common Shares. If the Company at any time or from time to time after the Original Issue Date shall issue any Options (excluding Options covered by subsection 4(d)(i)(A)(IV) above) or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issuance of Options or Convertible Securities or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Common Shares shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of such Additional Common Shares would be less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Common Shares are deemed to be issued:

(A) No further adjustment in the applicable Conversion Price shall be made upon the subsequent issue of Convertible Securities or Common Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase becoming effective, be recomputed to reflect such increase insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any such unexercised Option or unconverted Convertible Security, the applicable Conversion Price shall not be readjusted, but the Additional Common Shares deemed issued as the result of the original issue of such Option or Convertible Security shall not be deemed issued for the purposes of any subsequent adjustment of the applicable Conversion Price;

(D) In the event of any change in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price then in effect shall forthwith be readjusted to such applicable Conversion Price as would have been obtained had the adjustment which was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E) No readjustment pursuant to clause (B) or (D) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (i) the applicable Conversion Price on the original adjustment date, or (ii) the applicable Conversion Price that would have resulted from any issuances of Additional Common Shares between the original adjustment date and such readjustment date.

In the event the Company, after the Original Issue Date, amends the terms of any such Options or Convertible Securities (whether such Options or Convertible Securities were in issue on the Original Issue Date or were issued after the Original Issue Date), then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Original Issue Date and the provisions of this Subsection 4(d)(iii) shall apply.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Common Shares. In the event the Company shall at any time after the Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Subsection 4(d)(iii), but excluding shares issued as a shares split or share consolidation as provided in Subsection 4(e) or upon a dividend or distribution as provided in Subsection 4(f)), without consideration or for a consideration per share less than the applicable Conversion Price for a class of Series Preferred Shares in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be (1) the number of Common Shares in issue immediately prior to such issue plus (2) the number of Common Shares which the aggregate consideration received or to be received by the Company for the total number of Additional Common Shares so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of Common Shares in issue immediately prior to such issue plus the number of such Additional Common Shares so issued; provided that, (i) for the purpose of this Subsection 4(d)(iv), all Common Shares issuable upon exercise, conversion or exchange of Options or Convertible Securities in issue immediately prior to such issue shall be deemed to be in issue, and (ii) the number of Common Shares deemed issuable upon exercise, conversion or exchange of such Options and Convertible Securities in issue shall not give effect to any adjustments to the exercise, conversion or exchange price or exercise, conversion or exchange rate of such Options or Convertible Securities resulting from the issuance of Additional Common Shares that is the subject of this calculation.

(v) Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Company for the issue of any Additional Common Shares shall be computed as follows:

(A) Cash and Property: Such consideration shall:

(I)	insofar as it consists of cash, be computed at the aggregate of cash received by the Company, excluding amounts paid or payable for accrued interest;

(II)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(III)	in the event Additional Common Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Common Shares deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(y) the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Common Shares that are comprised of shares of the same class, and such issuance dates occur within a period of no more than 120 days, then the applicable Conversion Price of any class of Series Preferred Shares shall be adjusted only once on account of such issuances, with such adjustment to occur upon the final such issuance and to give effect to all such issuances as if they occurred on the date of the final such issuance.

(vii) Adjustment to Series B Conversion Price upon Initial Public Offering. In the event that the Company shall, on or before December 31, 2005, agree to sell Common Shares in a firm commitment public offering pursuant to effective registration statement under the U.S. Securities Act of 1933, as amended, that will result in at least US$35,000,000 of gross proceeds to the Company at a price per share to the public (the “Per Share Public Offering Price”) equal to or greater than US$8.00 per share but less than US$10.00 per share (in each case subject to appropriate adjustment in the event of any share dividend, shares split, share consolidation or other similar recapitalization affecting the number of Common Shares in issue), then the Series B Conversion Price shall be reduced effective immediately prior to the closing of such offering to a price (calculated to the nearest cent) determined by multiplying the Series B Conversion Price then in effect by a fraction, the numerator of which shall equal the Per Share Public Offering Price and the denominator of which shall equal US$10.00 (subject to appropriate adjustment in the event of any share dividend, shares split, share consolidation or other similar recapitalization affecting the number of Common Shares in issue).

(e) Adjustment for Shares Splits and Share Consolidations. If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the Common Shares in issue, the applicable Conversion Price of each class of Series Preferred Shares then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Original Issue Date consolidate issued Common Shares, the applicable Conversion Price of each class of Series Preferred Shares then in effect immediately before the share consolidation shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or consolidation becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in additional Common Shares, then and in each such event the applicable Conversion Price for each class of Series Preferred Shares then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the applicable Conversion Price for each class of Series Preferred Shares then in effect by a fraction:

(1) the numerator of which shall be the total number of Common Shares issued immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of Common Shares issued immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or other distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price for each class of Series Preferred Shares shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Conversion Price for each class of Series Preferred Shares shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or other distributions not fully paid or made on the date fixed therefor; and provided further, however, that no such adjustment to the applicable Conversion Price of a class of Series Preferred Share shall be made if the holders of such class of Series Preferred Shares simultaneously receive (i) a dividend or other distribution of Common Shares in a number equal to the number of Common Shares as they would have received if all Preference Shares then in issue had been converted into Common Shares on the date of such event or (ii) a dividend or other distribution of Series Preferred Shares which are convertible, as of the date of such event, into such number of Common Shares as is equal to the number of additional Common Shares being issued with respect to each Common Share in such dividend or distribution.

(g) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Company (other than Common Shares), or in cash or other property, then and in each such event provision shall be made so that the holders of the Series Preferred Shares shall receive upon conversion thereof in addition to the number of Common Shares receivable thereupon, the amount of securities of the Company, cash or property that they would have received had the Series Preferred Shares been converted into Common Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series Preferred Shares; and provided further, however, that no such adjustment shall be made with respect to a class of Series Preferred Shares if the holders of such class of Series Preferred Shares simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all shares of such class then in issue had been converted into Common Shares on the date of such event.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Shares deliverable upon the conversion of the Series Preferred Shares shall be changed into the same or a different number of shares of any class or classes of shares, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or consolidation of shares or shares dividend provided for above, or a reorganization, scheme of arrangement, amalgamation, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of each such Series Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of Common Shares into which such Series Preferred Shares could have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Amalgamation, Merger or Reorganizations, etc. Subject to the provisions of Subsection 2(d), if there shall occur any reorganization, scheme of arrangement, recapitalization, consolidation, amalgamation or merger involving the Company in which the Common Shares are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (e), (f) or (g) of this Section 4), then, following any such reorganization, scheme of arrangement, recapitalization, consolidation, amalgamation or merger, each Series Preferred Share shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of Common Shares deliverable upon conversion of such Series Preferred Share immediately prior to such reorganization, scheme of arrangement, recapitalization, consolidation, amalgamation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series Preferred Shares, to the end that the provisions set forth in this Section 4 (including provisions with respect to change in and other adjustments of the applicable Conversion Price) shall thereafter be applicable to the number and kind of shares or other property to be delivered thereafter upon the conversion of the Series Preferred Shares. Notwithstanding anything to the contrary contained herein, each holder of a Series Preferred Shares shall have the right to elect to give effect to the conversion rights contained in Section 4(a) (or the rights contained in Section 2(d), if applicable) instead of giving effect to the provisions contained in this Subsection 4(i) with respect to the Series Preferred Shares owned by such holder.

(j) No Impairment. The Company will not, by amendment of its Bye-Laws or its Memorandum of Association, or through any reorganization, scheme of arrangement, transfer of assets, consolidation, amalgamation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times (subject to compliance with applicable law) in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series Preferred Shares against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred Shares to which the Conversion Price so adjusted relates a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of any class of Series Preferred Shares, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the applicable Conversion Price of such class of Series Preferred Shares then in effect, and (iii) the number of Common Shares and the amount, if any, of other property which then would be received upon the conversion of such Series Preferred Shares.

(l) Notice of Record Date. In the event:

(i) that the Company declares a dividend (or any other distribution) on its Common Shares payable in Common Shares or other securities of the Company;

(ii) that the Company subdivides or consolidates its shares of Common Shares then in issue;

(iii) of any reclassification of the Common Shares (other than a subdivision or consolidation of its issued Common Shares or a share dividend or share distribution thereon), or of any consolidation, amalgamation or merger of the Company into or with another Company, or of the sale of all or substantially all of the assets of the Company (whether by sale, transfer, license, or otherwise), or acquisition by any person or entity, or group of related persons and/or entities, in a single transaction or a series of related transactions, of shares representing a majority by voting power of the voting shares of the Company; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Company;

then in each such case the Company shall cause to be filed at its registered office, and shall cause to be mailed to the holders of the Series Preferred Shares at their last addresses as shown in the register of Shareholders of the Company, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

(A) the record date of such dividend, distribution, subdivision or share consolidation, or, if a record is not to be taken, the dates as of which the holders of Common Shares of record to be entitled to such dividend, distribution, subdivision or share consolidation are to be determined, or

(B) the date on which such reclassification, consolidation, amalgamation, merger, sale, acquisition, dissolution, liquidation or winding up is expected to become effective, and, if applicable, the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, consolidation, amalgamation, merger, sale, acquisition, dissolution, liquidation or winding up.

5. Mandatory Conversion.

(a) Upon the earlier of (i) the date of the closing of the sale of Common Shares, at a price per share of at least US$8.00 (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of Common Shares in issue), in a firm commitment underwritten public offering pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, resulting in at least US$35,000,000 of gross proceeds to the Company or (ii) the date upon which conversion notices for at least a majority of the Series B Preferred Shares that were issued at any time on or after the Original Issuance Date are delivered to the Company (such date under clause (i) or (ii), the “Mandatory Conversion Date”), then (x) all Series B Preferred Shares in issue shall automatically be converted into Common Shares, at the then effective conversion rate, and (y) the number of authorized Preference Shares shall be automatically reduced by the number of Preference Shares that had been designated as Series B Preferred Shares, and all provisions herein included under the caption “Series Preferred Shares” applicable to Series B Preferred Shares, and all references to the Series B Preferred Shares, shall be deleted and shall be of no further force or effect; provided that, in the event that the Mandatory Conversion Date has not occurred on or before December 31, 2005, the price per share set forth in clause (i) hereof shall, after such date, be US$12.33 per share (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of Common Shares in issue).

(b) Upon the earlier of (i) the Mandatory Conversion Date or (ii) the date on which fewer than 2,200,000 Series A Preferred Shares (as adjusted for any shares splits, shares dividends, share consolidation or other similar recapitalizations affecting such shares) are in issue (such earlier date, the “Series A Mandatory Conversion Date”), (1) all Series A Preferred Shares in issue shall automatically be converted into Common Shares, at the then effective conversion rate, and (2) the number of authorized Series A Preference Shares shall be automatically reduced by the number of Preference Shares that had been designated as Series A Preferred Shares, and all provisions included under the caption “Series Preferred Shares” relating to the Series A Preferred Shares, and all references to the Series A Preferred Shares, shall be deleted and shall be of no further force or effect.

(c) All holders of record of Series Preferred Shares shall be given written notice of the Mandatory Conversion Date, and all holders of record of Series A Preferred Shares shall be given written notice of the Series A Mandatory Conversion Date, and the place designated for mandatory conversion of such Series Preferred Shares pursuant to this Section 5. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date or

Series A Mandatory Conversion Date. Such notice shall be sent by reputable courier service to each record holder of Series Preferred Shares being so converted at such holder’s address last shown in the register of shareholders of the Company. Upon receipt of such notice, each holder of Series Preferred Shares being so converted shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of Common Shares to which such holder is entitled pursuant to this Section 5. On the Mandatory Conversion Date or Series A Mandatory Conversion Date, as the case may be, all Series Preferred Shares in issue being so converted shall be deemed to have been converted into Common Shares, all rights with respect to such Series Preferred Shares so converted, including the rights, if any, of Series Preferred Shares to receive notices and vote (other than as a holder of Common Shares) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of Common Shares into which such Series Preferred Shares have been converted, and payment of any declared but unpaid dividends thereon. If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date or Series A Mandatory Conversion Date, as the case may be, and the surrender of the certificate or certificates for Series Preferred Shares being so converted, the Company shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full Common Shares deliverable on such conversion in accordance with the provisions hereof and cash as provided in Subsection 4(b) in respect of any fraction of a Common Share otherwise deliverable upon such conversion.

(d) All certificates evidencing Series Preferred Shares which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after the Mandatory Conversion Date or Series A Mandatory Conversion Date, as the case may be, be deemed to have been retired and cancelled and the Series Preferred Shares represented thereby converted into Common Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized Series Preferred Shares accordingly.

6. Redemption.

(a) The Company will, subject to the conditions set forth below and subject to the Companies Act, on or after August 19, 2008 (such date being referred to hereinafter as the “Mandatory Redemption Date”), upon receipt not less than 10 days nor more than 90 days prior to the Mandatory Redemption Date of written request(s) for redemption from holders of more than 50% of any class of Series Preferred Shares then in issue (an “Initial Redemption Request”), redeem from each holder of such class of Series Preferred Shares that requests redemption pursuant to the Initial Redemption Request or pursuant to a subsequent election made in accordance with Section 6(b) below (a “Requesting Holder”), at a price equal to US$1.43 per share, in the case of the Series A Preferred Shares, or US$4.11 per share, in the case of the Series B Preferred Shares, plus any Accruing Dividends and any other dividends declared from time to time by the Board but unpaid thereon (subject to appropriate adjustment in the event of any share dividend, share split, share consolidation or other similar recapitalization affecting the number of Series A Preferred Shares or Series B Preferred Shares in issue, as the case may be (the “Mandatory Redemption Price”)), the number of such class of Series Preferred Shares requested to be redeemed by each Requesting Holder, such redemption to be made in three annual installments such that the maximum cumulative portions of such Requesting Holder’s Series Preferred Shares to be so redeemed will not exceed 33% on the first such installment, 67% on the second such installment, and 100% on the third such installment.

(b) The Company shall provide notice of its receipt of an Initial Redemption Request, specifying the time, manner and place of redemption and the Mandatory Redemption Price (a “Redemption Notice”), by first class or registered mail, postage prepaid, to each holder of record of Series Preferred Shares at the address for such holder last shown in the register of shareholders of the Company, not less than 45 days prior to the applicable Mandatory Redemption Date or, if the Company receives such Initial Redemption Request less than 45 days prior to the applicable Mandatory Redemption Date, within 15 days thereafter. Each holder of that class of Series Preferred Shares being so redeemed (other than a holder who has made the Initial Redemption Request) may elect to become a

Requesting Holder on such Mandatory Redemption Date by so indicating in a written notice mailed to the Company, by first class or registered mail, postage prepaid, within 15 days after deliver of the Redemption Notice. Except as provided in Section 6(c) below, each Requesting Holder shall surrender to the Company on the applicable Mandatory Redemption Date the certificate(s) representing the shares to be redeemed on such date, in the manner and at the place designated in the Redemption Notice. Thereupon, the Mandatory Redemption Price shall be paid to the order of each such Requesting Holder and each certificate surrendered for redemption shall be cancelled.

(c) If the funds of the Company legally available for redemption of Series Preferred Shares on any Mandatory Redemption Date are insufficient to redeem in full the number of Series Preferred Shares required under this Section 6 to be redeemed on such date from Requesting Holders, those funds which are legally available will be used to redeem: (i) first, the maximum possible number of Series B Preferred Shares that may be redeemed using all legally available funds up to an amount equal to the product of (A) the number of Series B Preferred Shares in issue and (B) US$4.11 (subject to appropriate adjustment in the event of any share dividend, share split, share consolidation or other similar recapitalization affecting the number of Series B Preferred Shares in issue) ratably on the basis of the number of Series B Preferred Shares which would be redeemed on such date from each holder of Series B Preferred Shares if the funds of the Company legally available therefor had been sufficient to redeem in full all Series B Preferred Shares required to be redeemed on such date; (ii) second, to the extent of remaining funds legally available for additional redemptions after giving effect to the redemption of Series B Preferred Shares pursuant to clause (i), the maximum possible number of Series A Preferred Shares that may be redeemed using all legally available funds up to an amount equal to the product of (A) the number of Series A Preferred Shares in issue and (B) US$1.30 (subject to appropriate adjustment in the event of any shares dividend, shares split, share consolidation or other similar recapitalization affecting the number of Series A Preferred Shares in issue) ratably on the basis of the number of Series A Preferred Shares which would be redeemed on such date from each holder of Series A Preferred Shares if the funds of the Company legally available therefor had been sufficient to redeem in full all Series A Preferred Shares required to be redeemed on such date; (iii) third, to the extent of remaining funds legally available for additional redemptions after giving effect to the redemption of Series B Preferred Shares pursuant to clause (i) and Series A Preferred Shares pursuant to clause (ii), the maximum possible number of Series Preferred Shares ratably on the basis of the number of Series Preferred Shares which would be redeemed on such date if the funds of the Company legally available therefor had been sufficient to redeem in full all Series Preferred Shares required to be redeemed on such date from each holder of Series Preferred Shares. At any time thereafter when additional funds of the Company become legally available for the redemption of Series Preferred Shares, such funds will be set aside and used, at the end of the next succeeding fiscal quarter, to redeem the balance of the shares which the Company was theretofore obligated to redeem, ratably on the basis set forth in the preceding sentence.

(d) Unless there shall have been a failure to pay the Mandatory Redemption Price on the Mandatory Redemption Date, all rights of the holder of each share redeemed on such date as a shareholder of the Company by reason of the ownership of such shares will cease, except the right to receive the Mandatory Redemption Price of such share, without interest, upon presentation and surrender of the certificate representing such shares, and such share will not, from and after such Mandatory Redemption Date, be deemed to be in issue.

(e) Any Series Preferred Share redeemed pursuant to this Section 6 will be cancelled and will not under any circumstances be reissued, sold or transferred and the Company may from time to time (without the need for shareholder action) take such appropriate actions as may be necessary to reduce the authorized Series Preferred Shares accordingly.

7. Waiver. Any of the rights of the holders of Series Preferred Shares set forth herein may be waived by the affirmative vote of the holders of more than 50% of the Series Preferred Shares then in issue, except that any waiver that would adversely affect the rights of a class of Series Preferred Shares in a manner disparately from any other class of Series Preferred Shares may only be waived by the affirmative vote of the holders of more than 50% of the class of Series Preferred Shares so affected then in issue.